UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 24, 2005

ARIBA, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-26299	77-0439730
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

807 11th Avenue Sunnyvale, California	94089
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 390-1000

Same

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreements.

Approval of Bonus Plan for North America.

On January 24, 2005, the Compensation Committee of the Board of Directors of Ariba, Inc. approved a revised bonus plan. The plan applies to the fiscal year ending September 30, 2005, and will remain in effect thereafter until it is modified or terminated by the Compensation Committee. Non-commercial employees located in North America are eligible to earn quarterly cash bonuses under the plan.

An annual target bonus amount is assigned to each participant at the time of his or her hiring and may be modified from time to time thereafter. The quarterly target bonus amount is equal to 25% of the annual target bonus amount. In general, the actual quarterly bonus is determined on the basis of Ariba’s quarterly revenue and quarterly operating profit, weighted equally. As soon as reasonably practicable after the beginning of a fiscal year, the Compensation Committee determines for each quarter in that year the amounts of revenue and operating profit that will be required to achieve specified bonus levels. The Compensation Committee may adjust the amount of Ariba’s revenue or operating profit, or both, to exclude extraordinary expenses or benefits. When the actual amounts of revenue and operating profit for a quarter have been determined, each participant’s actual quarterly bonus is calculated. All calculations for the second and subsequent quarters of a fiscal year are performed on a cumulative year-to-date basis, and the quarterly bonus calculated on that basis is then reduced by the quarterly bonus or bonuses already paid for the same fiscal year.

In the case of an executive officer, as defined for purposes of section 16 of the Securities Exchange Act of 1934 (an “Executive Officer”), the Compensation Committee multiplies the bonus for the fourth quarter (calculated on a cumulative year-to-date basis) by an individual-performance factor. This factor may be 0% or range from 50% to 150%. It is based on the attainment of predetermined management objectives and may include subjective elements. Even if our revenue and operating profit are not sufficient to achieve the lowest bonus level, the Compensation Committee may approve a bonus payment of up to 50% of the participant’s target bonus amount, based on an assessment of the participant’s individual performance.

In the case of certain Executive Officers, Ariba’s quarterly bookings replace all or part of quarterly revenue as a performance measure. These Executive Officers will be designated by the Compensation Committee as soon as reasonably practicable after the beginning of the fiscal year. At that time, the Compensation Committee also determines for each quarter in that year the amount of bookings that will be required to achieve specified bonus levels.

Approval of Performance Metrics and Target Bonuses for FY 2005.

On January 24, 2005, the Compensation Committee also approved the corporate and individual performance metrics that will be applied to determine the quarterly cash bonuses of participants in the bonus plan described above for fiscal year 2005. In the case of Robert M. Calderoni, our Chief Executive Officer, and James W. Frankola, our Executive Vice President and Chief Financial Officer, 50% of the bonuses will be determined on the basis of revenue and 50% on the basis of operating profit. In the case of Kevin S. Costello, our Chief Commercial Officer, 50%

of the bonus will be determined on the basis of bookings and 50% on the basis of operating profit. In the case of David H. McCormick, our President, 25% of the bonus will be determined on the basis of bookings, 25% on the basis of revenue and 50% on the basis of operating profit. In each instance, the amount calculated on the basis of the corporate performance metrics is subject to modification at the close of the fiscal year as the individual-performance factors are applied.

The Compensation Committee determined that the annual target bonuses of the Company’s Executive Officers under the bonus plan described above will be as follows for fiscal year 2005:

Robert M. Calderoni	$400,000
Kevin S. Costello	$250,000
James W. Frankola	$150,000
David H. McCormick	$300,000

Stock Option Grant to New Director.

In accordance with Ariba’s Compensation Program for Non-Employee Directors, the Compensation Committee on January 24, 2005, granted an option to purchase 12,500 shares of our common stock to Robert Johnson. (As described in Item 5.02 below, Mr. Johnson was elected as a member of our Board of Directors on the same date.) This option was granted under our 1999 Equity Incentive Plan and supplements an option to purchase 12,500 shares of our common stock that was automatically granted to Mr. Johnson under our 1999 Directors’ Stock Option Plan. Both options become exercisable with respect to one-third of the shares when Mr. Johnson completes each of his first three years of service on the Board of Directors, except that the options become exercisable in full in the event that Ariba is subject to a change in control. The exercise price of the options is equal to the closing price of the Company’s Common Stock on January 24, 2005 ($12.58 per share). The options expire on the earlier of (a) January 23, 2015, or (b) the date 12 months after the termination of Mr. Johnson’s service on the Board.

Indemnification Agreement with New Director.

On January 24, 2005, our Board of Directors approved an indemnification agreement between Robert Johnson and Ariba. (As described in Item 5.02 below, Mr. Johnson was elected as a member of our Board of Directors on the same date.) The agreement may require Ariba, among other things, to indemnify Mr. Johnson against certain liabilities that may arise by reason of his status or service as a director and to advance his expenses incurred as a result of any proceeding against him as to which he could be indemnified.

Item 5.02. Election of Director.

On January 24, 2005, Ariba’s Board of Directors expanded the size of the Board from seven to eight and elected Robert Johnson as a member of the Board. Mr. Johnson will serve as a Class III director and will stand for reelection at the 2005 annual meeting of stockholders. As described in Item 1.01 above, Mr. Johnson received options to purchase shares of Ariba’s common stock and entered into an indemnification agreement with Ariba.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARIBA, INC.

Date: January 28, 2005	By:	/s/ James W. Frankola
James W. Frankola
Executive Vice President and Chief Financial Officer